Exhibit 10.22
CONFIDENTIAL TREATMENT REQUESTED
CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS
BEEN REQUESTED IS OMITTED AND IS NOTED WITH THREE ASTERISKS AS FOLLOWS***. AN
UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION.
AMENDMENT
TO
EMPLOYMENT AGREEMENT
This Amendment (this “Amendment”), dated as of April 1, 2008, amends that certain Employment Agreement (the “Employment Agreement”) made and entered into on the 23rd day of April, 2007, by and between Globecomm Systems Inc., a Delaware corporation with principal offices located at 45 Oser Avenue, Hauppauge, N.Y. 11788 (the “Company”), and William Raney (the “Executive”).
WITNESSETH:
WHEREAS, since the Effective Date of the Employment Agreement, the Executive has been a Vice President and the General Manager of the Subsidiary (all capitalized terms not defined in this Amendment shall have the meanings ascribed to them in the Employment Agreement);
WHEREAS, the Company wishes to promote the Executive to a executive officer position within the Company and to expand his responsibilities; and
WHEREAS, as a result of such promotion and added responsibilities, the parties hereto desire to amend the Employment Agreement in certain respects.
NOW, THEREFORE, the parties hereto hereby agree to amend the Employment Agreement as follows:
1.	Position.

Section 1 of the Employment Agreement is hereby deleted and replaced in full with the following:

“Effective April 1, 2008, the Company hereby agrees to employ the Executive to serve in the role of Senior Vice President, Corporate Sales & Marketing of the Company. The Executive accepts such employment upon the terms and condition set forth herein, and further agrees to perform to the best of his abilities the duties generally associated with the position (including, but not limited to, leading the Company’s sales and marketing organization (the “Organization”), refining the Organization to meet the current goals of the Company, having responsibility for the performance of the Organization and assuring that the structure of the Organization is aligned with corporate goals to achieve the best possible results for the Company), as well as other duties commensurate with his position as Senior Vice President, Corporate Sales & Marketing as may be assigned by the President of the Company. The Executive shall at all times during the Term, report directly to the President of the Company. The Executive shall perform his duties diligently and faithfully and shall devote his full business time and attention to such duties. The Executive shall have the authority to address employment issues involving the hiring and termination of employees, and the determination of work locations, provided that any actions taken by the Executive are in line with the staffing budgets for that fiscal year, and are made with prior consultation with, and are mutually agreed to by, the President and/or Chief Executive Officer of the Company.”
2.	Term of Employment.

Section 2(a) of the Employment Agreement is hereby deleted and replaced in full with the following Section 2:

“2. Term of Employment. The term of Executive’s employment under this Agreement commenced on April 30, 2007 (the ‘Effective Date’). Subject to the provisions of Section 10 of this Agreement, the term of Executive’s employment hereunder shall be for a term ending on June 30, 2010 (the ‘Term’). Thereafter, subject to the provisions of Section 10 of this Agreement, the Term shall automatically renew for successive one (1) year terms, unless either party shall have given written notice to the other party, not less than ninety (90) days prior to the expiration of any such Term that the Term will not be extended.”

Section 2(b) of the Employment Agreement is hereby deleted.

3.	Compensation and Benefits.
a.	Salary. Effective July 1, 2008, the Executive’s Salary pursuant to the Employment Agreement shall be increased to Two Hundred Fifty Thousand Dollars ($250,000).

b.	Bonus. Effective July 1, 2008, Section 3(b) of the Employment Agreement shall be deleted and of no further force or effect. The provisions of such Section shall be applied through June 30, 2008 and the Bonus provided therein shall be prorated to take into account that the Bonus and base targets will be calculated for six, rather than 12, months in calendar year 2008. From and after July 1, 2008, such section shall be superseded in full by the following provisions:
“(b)	Bonus.
i.	Major Account Revenue Bonus. For each of the Company’s fiscal years ending June 30, 2009 and June 30, 2010, the Executive shall receive a bonus equal to (i) Two Hundred Thousand Dollars ($200,000) if the aggregate revenues recognized by the Company from the ‘Identified Customers’ (as defined below) during such fiscal year are equal to or in excess of 80% of the ‘Major Account Target Revenues’ (as defined below) but are less than the ‘Major Account Target Revenues’; (ii) Two Hundred Fifty Thousand Dollars ($250,000) if the aggregate revenues recognized by the Company from the ‘Identified Customers’ during such fiscal year are equal to or in excess of the ‘Major Account Target Revenues’ and (ii) 3% of the aggregate revenues recognized by the Company from the ‘Identified Customers’ during such fiscal year in excess of the ‘Major Account Target Revenues’. Revenues will be recognized in the same manner as employed in preparing the Company’s consolidated financial statements for such fiscal year, and the Company’s determination of such revenues will be binding and conclusive for the purposes of this Agreement. The ‘Identified Customers’ shall mean *** and the ‘Major Accounts Target Revenues’ shall mean *** and *** for the fiscal years ending June 30, 2009 and June 30, 2010, respectively. In the event that an Identified Customer is replaced as the prime contractor with respect to a contract that the Company currently serves as a subcontractor, and the Company continues to serve as the subcontractor pursuant to substantially similar terms under such contract with the replacement prime contractor, the revenues generated from such contract shall be included in the calculation of the ‘Major Accounts Target Revenues’ for the fiscal years ending June 30, 2009 and June 30, 2010, respectively. The defined term ‘Identified Customers’ may be amended from time to time in order to account for certain trends in government policies and changes in government administration. Any bonus earned pursuant to this clause (i) shall be paid to the Executive within 60 days following the end of the relevant fiscal year.

ii.	Bookings Target Bonus. For each of the Company’s fiscal years ending June 30, 2009 and June 30, 2010, the Executive shall receive a bonus equal to either 30% or 35% of the Salary, to the extent that ‘Total Bookings’ (as defined below) exceed the amounts set forth below. For the fiscal year ending June 30, 2009, if Total Bookings exceed the threshold (the “2009 Threshold”) approved by the Company’s Board of Directors but are less than 130% of the 2009 Threshold, the bonus shall equal 30% of the Salary and if Total Bookings equal or exceed the 2009 Threshold by 30% or more, the bonus shall equal 35% of the Salary. For the fiscal year ending June 30, 2010, if Total Bookings exceed the threshold (the “2010 Threshold”) approved by the Company’s Board of Directors but are less than 130% of the 2010 Threshold, the bonus shall equal 30% of the Salary and if Total Bookings equal or exceed the 2010 Threshold by 30% or more, the bonus shall equal 35% of the Salary. The 2009 Threshold and the 2010 Threshold, respectively, are referred to below as the ‘Minimum Total Bookings Target’. If in either fiscal year, Total Bookings are less than the Minimum Total Bookings Target but at least equal to 70% of such Minimum Total Bookings Target, the Executive will receive a reduced bonus under this clause (ii) equal to (1) 30% of Salary multiplied by (2) a fraction, the numerator of which shall equal the excess of Total Bookings over 70% of the Minimum Total Bookings Target and the denominator of which shall be 70% of the Minimum Total Bookings Target. Total Bookings shall be determined in accordance with management’s usual and customary practices in preparing financial information, including bookings, for the Company’s Board of Directors, and shall exclude any bookings attributable to acquisitions made by the Company after the Effective Date. The determinations of Total Bookings shall be final and binding on the Executive, absent manifest error. Any bonus earned pursuant to this clause (ii) shall be paid to the Executive within 60 days following the end of the relevant fiscal year. In addition, notwithstanding the above, the President and Chief Executive Officer of the Company each reserve the right to adjust the payment of the bonus to the Executive if the Company does not meet its net income target for a respective year.”
c.	Stock Grants. Section 3(d) of the Employment Agreement is hereby deleted and replaced in full with the following:
“On the Effective Date, the Company granted the Executive 10,000 restricted shares of its common stock in accordance with the terms of the Globecomm Systems Inc. 2006 Stock Incentive Plan, vesting over three years. The Company hereby agrees to make the following additional grants of restricted shares on the same terms:
i.	On July 1, 2008, the Company shall grant to the Executive 15,000 restricted shares;

ii.	Within 60 days following the end of the Company’s fiscal year ending June 30, 2009, the Company shall grant to the Executive 10,000 restricted shares if bookings to customers of Cachendo exceed *** during such fiscal year, excluding bookings by the employees listed in Schedule A to this Amendment (the ‘Excluded Employees’); and

iii.	Within 60 days following the end of the Company’s fiscal year ending June 30, 2010, the Company shall grant to the Executive 10,000 restricted shares if bookings to customers of Cachendo exceed ***, excluding bookings by the Excluded Employees.”

4.	Effect of this Amendment. As amended hereby, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the date first set forth above.
EXECUTIVE

/s/ WILLIAM RANEY
William Raney

GLOBECOMM SYSTEMS INC.

By:	/s/ KENNETH A. MILLER
Title:	PRESIDENT

Schedule A
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